Exhibit No. 10.29

PROMISSORY NOTE CONVERSION AGREEMENT

This Promissory Note Conversion Agreement (the “Agreement”), dated as of January 29, 2007, is entered into by and between Shearson Financial, Inc., a Nevada corporation (“Shearson”) and La Jolla Cove Investors, Inc., a California corporation (“LJCI”), with reference to the following:

WHEREAS, LJCI has purchased, and/or will be purchasing, certain Promissory Notes (“Promissory Notes”) issued by Shearson to various individuals and/or entities, as set forth in more detail on Exhibit A attached hereto; and

WHEREAS, the parties desire to provide for certain conversion provisions relating to the Promissory Notes.

NOW, THEREFORE, in consideration of the mutual promises and convenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Conversion Right.  Each of LJCI and Shearson agree that each Promissory Note shall be converted or exchanged (each, a “Conversion”), in whole, up to the full principal balance thereof, into shares of the common stock of Shearson (the “Shearson Common Stock”) (calculated as to each such conversion to the nearest 1/100th of a share), within 60 days from the date of LJCI’s purchase of the Promissory Note. The number of shares of Shearson Common Stock into which the Promissory Notes may be converted is equal to the dollar amount of the Promissory Note being converted divided by the Conversion Price. The Conversion Price shall be equal to 82% of the average of the volume weighted average price of the shares of the Shearson Common Stock during the five trading days prior to LJCI’s election to convert.

2.	Exercise of Conversion Privilege.

(a)    Conversion of a Promissory Note may be exercised, within the allotted time, by LJCI by telecopying an executed and completed Conversion Notice to Shearson. Each date on which a Conversion Notice is telecopied to Shearson in accordance with the provisions of this Section shall constitute a Conversion Date. Shearson shall convert or exchange the Promissory Note and issue the Shearson Common Stock in the manner provided below in this Section, and all voting and other rights associated with the beneficial ownership of the Shearson Common Stock issued at Conversion shall vest with LJCI, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Shearson Common Stock issued at Conversion in connection with such Conversion. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than two business days after Shearson’s receipt of such Conversion Notice, Shearson shall (i) issue the Shearson Common Stock in accordance with the provisions of this Section and (ii) cause to be mailed for delivery by overnight courier to LJCI a certificate or certificate(s) representing the number of Shearson Common Shares to which LJCI is entitled by virtue of such Conversion. Such Conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of LJCI as the holder of the Promissory Note, as such (except if and to the extent that any principal amount thereof remains unconverted), shall cease and the person and persons in whose name or names the Shearson Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of common stock represented thereby, and all voting and other rights associated with the beneficial ownership of such shares of common stock shall at such time vest with such person or persons. The Conversion Notice shall constitute a contract between LJCI and Shearson, whereby LJCI shall be deemed to subscribe for the number of shares of Shearson Common Stock which it will be entitled to receive upon such Conversion and, in payment and satisfaction of such subscription, to surrender the Promissory Note and to release Shearson from all liability thereon (except if and to the extent that any principal amount of the Promissory Note remains unconverted).

(b)    If, at any time after the date of this Agreement, (i) Shearson challenges, disputes or denies the right of LJCI to effect the Conversion of a Promissory Note into shares of Shearson Common Stock or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section or (ii) any third party who is not and has never been an affiliate of LJCI commences any lawsuit or legal proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of LJCI hereof to effect any Conversion of the Promissory Note into shares of Shearson Common Stock, then LJCI shall have the right, but not the obligation, by written notice to Shearson, to require Shearson to promptly redeem the Promissory Note for cash at one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of redemption. Under any of the circumstances set forth above, Shearson shall be responsible for the payment of all costs and expenses of LJCI, including reasonable legal fees and expenses, as and when incurred in defending itself in any such action or pursuing its rights hereunder (in addition to any other rights of LJCI).

(c)    LJCI shall be entitled to exercise its conversion privilege set forth herein notwithstanding the commencement of any case under the Bankruptcy Code. In the event Shearson is a debtor under the Bankruptcy Code, Shearson hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of LJCI’s conversion privilege. Shearson hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of the Promissory Notes. Shearson agrees, without cost or expense to LJCI, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. § 362.

(d)    Shearson shall provide LJCI, at its expense, any Rule 144(k) legal opinion in accordance with customary rules and regulations as enforced by the SEC, and in form and substance acceptable to LJCI that would be required to enable LJCI to sell the shares of Shearson Common Stock issued at any Conversion.

3.    Adjustments.  The Conversion Price and the number of shares deliverable upon conversion of the Promissory Notes are subject to adjustment from time to time as follows:

(a)    Reclassification, Etc.    In case Shearson shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another company (where Shearson is not the survivor or where there is a change in or distribution with respect to the common stock of Shearson), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another person or company, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Shearson is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Shearson Common Stock, then LJCI shall have the right thereafter, at its sole option, to (x) require Shearson to prepay the Promissory Notes for cash at one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment, (y) receive the number of shares of common stock of the successor or acquiring corporation or of Shearson, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of common stock into which the outstanding portion of the Promissory Notes may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change or (z) require Shearson, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to LJCI a debenture with substantial identical rights, privileges, powers, restrictions and other terms as the Promissory Notes and the rights of conversion and/or exchange as set forth in this Agreement in an amount equal to the amount outstanding under the Promissory Notes immediately prior to such Fundamental Corporate Change. For purposes hereof, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

4.    Certain Conversion Limits.  For the conversion period, if and to the extent that, on any date, the holding by LJCI of the Promissory Notes would result in LJCI being deemed the beneficial owner of more than 9.99% of the then outstanding shares of Shearson common stock, then LJCI shall not have the right, and Shearson shall not have the obligation, to convert or exchange any portion of the Promissory Notes as shall cause LJCI to be deemed the beneficial owner of more than 9.99% of the then outstanding shares of Shearson Common Stock. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent LJCI from being deemed the beneficial owner of more than 9.99% of the then outstanding shares of Shearson Common Stock, then Shearson shall prepay such portion of the Promissory Notes as shall cause LJCI not to be deemed the beneficial owner of more than 9.99% of the then outstanding shares of Shearson Common Stock. Upon such determination by a court of competent jurisdiction, LJCI shall have no interest in or rights under such portion of the Promissory Notes that is so prepaid. Such prepayment shall be for cash at a prepayment price of one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment.

5.    Representations and Warranties of Shearson.  In connection with the transactions provided for herein, Shearson hereby represents and warrants to LJCI that:

(a)    Organization, Good Standing and Qualification.    Shearson is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted. Shearson is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)    Authorization.    All corporate action has been taken on the part of Shearson, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the conversion or exchange of the Promissory Notes. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, Shearson has taken all corporate action required to make all of the obligations of Shearson reflected in the provisions of this Agreement, and the Promissory Notes, the valid and enforceable obligations they purport to be. [Except as otherwise indicated in this Section 5, the conversion or exchange of the Promissory Notes into shares of Shearson Common Stock as contemplated herein, will not be subject to the preemptive rights of any stockholder of the Company. Shearson has authorized sufficient shares of Shearson Common Stock to allow for conversion or exchange of the Promissory Notes as described in Section 1 and Section 2.

(c)    Compliance with Other Instruments.    Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the shares of Shearson Common Stock upon the conversion or exchange of the Promissory Notes, will constitute or result in a material default or violation of any law or regulation applicable to Shearson or any material term or provision of Shearson’s current Articles of Incorporation or bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d)    Issuance of Common Stock.    The shares of Shearson Common Stock to be issued and delivered upon Conversion of the Promissory Notes will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The offer, sale and issuance of the shares of Shearson Common Stock to be issued and delivered upon Conversion of the Promissory Notes will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and federal securities laws.

(e)    Litigation.    There is no action, suit, proceeding or investigation pending or currently threatened against Shearson that questions the validity of the Promissory Notes or this Agreement, or the right of Shearson to convert or exchange the Promissory Notes, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of Shearson. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the negotiations by Shearson with potential backers of, or investors in, Shearson or its proposed business. Shearson is not a party to, or to the best of its knowledge, named in the order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, or proceeding by Shearson currently pending or that Shearson currently intends to initiate.

6.    Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America.

7.    Consent to Jurisdiction.  The parties (i) hereby irrevocably submit to the jurisdiction of the United States District Court sitting in the District of San Diego and the courts of the State of California located in San Diego county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this section shall affect or limit any right to serve process in any other manner permitted by law.

8.    Waiver of Jury Trial.  To the fullest extent permitted by law, each of the parties hereto hereby knowingly, voluntarily and intentionally waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any other document or any dealings between them relating to the subject matter of this Agreement and other documents. Each party hereto (i) certifies that neither of their respective representatives, agents or attorneys has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications herein.

9.    Attorneys' Fees.  In the event of any legal action between the parties with respect to this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

10.    Notices.  Any notice, demand or other communication required or permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either United States registered or certified mail, postage prepaid, or (d) the next delivery day after mailing to the receiving party by FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

To Shearson:	Shearson Financial Network, Inc.
2470 St. Rose Parkway, Suite 314
Henderson, NV 89074
Facsimile: 702-868-7945

To LJCI:	La Jolla Cove Investors, Inc.
7817 Herschel Avenue, Suite 200
La Jolla, CA 92037
Facsimile: (858) 551-8779

11.    Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

12.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

13.    Entire Agreement.  This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

14.    Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

15.    Amendment and Waiver.  No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

IN WITNESS WHEREOF, Shearson and LJCI have duly executed this Agreement as of the date first above written.

Shearson Financial Network, Inc.	La Jolla Cove Investors, Inc.

By: /s/ Michael A. Barron	By: /s/ Travis W. Huff

Name: Michael A. Barron	Name: Travis W. Huff
Title: CEO	Title: Portfolio Manager

EXHIBIT A

Promissory Notes

Promissory Note between Shearson and Ed Hollander dated as of June 1, 2004 in the principal amount of $141,780.03.